Exhibit 10.63

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS DOCUMENT. THE CONFIDENTIAL PORTIONS HAVE BEEN REDACTED AND ARE DENOTED BY ASTERISKS IN BRACKETS [**]. THE CONFIDENTIAL PORTIONS HAVE BEEN SEPARATELY FILED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION.

EXECUTION COPY

OPERATING SERVICES AGREEMENT

This Operating Services Agreement (“Agreement”, which term shall include any and all Schedules and Exhibits hereto) is made and entered into as of November 13, 2013 (the “Agreement Date”) and effective as of October 1, 2013 (the “Effective Date”) by and between Kid Brands, Inc., a New Jersey corporation (“Customer”) with its corporate headquarters at One Meadowlands Plaza, East Rutherford, New Jersey 07073, and National Distribution Centers, L.P., a Delaware limited partnership (“NDC”’) with offices at 1515 Burnt Mill Road, Cherry Hill, New Jersey 08003.

WHEREAS, NDC provides, among other service offerings, receiving, warehousing, picking and packing, processing, shipping, transportation management and inventory management services;

WHEREAS, Customer operates through various operating business units (each, a “Customer Business Unit”), each with its own product offerings, supplies and customer base;

WHEREAS, Customer desires to have NDC provide certain third-party logistics (“3PL”) services for it and its Customer Business Units as provided herein; and

WHEREAS, Customer desires to engage NDC, and NDC agrees to perform the 3PL services described herein for Customer and its Customer Business Units, pursuant to the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the covenants and agreements set forth below, Customer and NDC (herein each a “Party” and collectively the “Parties”), intending to be legally bound, agree as follows:

1. Services.

1.1 Scope of Services. During the Term of this Agreement (as defined below), NDC shall perform the 3PL services set forth in this Agreement, including but not limited to those set forth on Schedule 1.1 (the “Services”), in accordance with (a) the terms of this Agreement, (b) the mutually agreed upon written standard operating procedures for receiving, warehousing, picking and packing, processing, shipping, transportation management and inventory management of Customer’s products and materials at the Facility (the “Standard Operating Procedures”), attached hereto as Exhibit A, and (c) all reasonable instructions from Customer, to the extent they are not in direct conflict with any of clauses (a)-(b) of this Section 1.1. For the sake of clarity, the Services shall include both ordinary, day-to-day services as well as extra or special projects and services requested from time to time by Customer or one or more of the Customer Business Units, as designated on Schedule 1.1; and certain specified 3PL services may be designated to be performed directly by Customer and/or its Customer Business Units (such as certain portions of quality control). Notwithstanding anything to the contrary contained in this Agreement or elsewhere, during the Term, the Parties will ensure that the Standard Operating Procedures are regularly reviewed and, upon either Party’s reasonable request, updated as appropriate or necessary in order to ensure compliance in accordance with the terms of this Agreement and applicable laws and/or to meet the needs of Customer or its Customer Business Units under this Agreement; provided, however, any changes or additions to the Standard Operating Procedures which relate in a material way to Customer or its Customer Business Units or the Services shall be subject to the prior written consent of Customer. It is recognized that the individual Customer Business Units are expected to require Services and Standard Operating Procedures that may be individual or unique to that particular Customer Business Unit, and to have requirements or modifications to the Standard Operating Procedures specific to that Customer Business Unit, which will be reflected from time to time on Schedule 1.1 and/or Exhibit A. For the sake of clarity, the Standard Operating Procedures shall also include the ability of Customer to prioritize and/or delay the provision of various Services between and among Customer Business Units or within a Customer Business Unit and on a product by product basis.

1.2 Facility Location; Access and Use.

(a) The Services shall be performed in not less than 515,000 square feet, in the aggregate, at the buildings identified on Schedule 1.2 (collectively, the “Facility”). NDC agrees that, unless otherwise agreed to in writing by Customer, it shall not use the portion of the Facility referred to as “Building 6” for any purpose other than for the performance of the Services, such that Customer shall be the sole occupant in Building 6 during the Term. The Parties acknowledge that the portion of the Facility referred to as “Building 3” is currently utilized for services provided to a third party and may in the future be utilized to provide services to other persons (collectively, “Third-Party Services”). NDC agrees that the portion of Building 3 that is utilized for storage Services commencing on or around the Agreement Date shall be contiguous space. Further, NDC shall use commercially reasonable efforts to ensure that there shall be no comingling of products and goods of such other person with Customer’s Products (as defined below) while in storage. NDC agrees that it shall maintain the Facility in first-class working condition at all times during the Term.

(b) NDC shall not make any structural changes to the portions of the Facility utilized for the Services without providing prior notice to Customer. To the extent Customer reasonably determines that such proposed structural changes may disrupt Customer’s operations (including without limitation any adverse effect on the provision of the Services) or damage the Products, the Parties shall discuss in good faith the manner in which such changes shall be made so as not to disrupt Customer’s operations in other than an immaterial way or otherwise damage the Products.

(c) NDC will not permit any third party to have access to the Products and Customer’s property at the Facility without the prior written approval of Customer. During the Term, upon request by any authorized employee of Customer, NDC shall permit any authorized Customer (or Customer Business Unit) employee (or any of its or their representatives), to visit the Facility or any site where the Services are performed to access the Products and/or review or observe the performance of the Services, including for purposes of the audit referred to in Section 2.5(b) and the inventory accounting referred to in Section 5.1(c), and shall have access to, and the ability to copy, audit and verify, any data records and reports in NDC’s possession or under NDC’s custody or control relating specifically to the Services. In addition, at all times during the Term, NDC will provide a reasonably appropriate amount of clean, well-lit space within the Facility for conducting quality control inspections by Customer’s (or a Customer Business Unit’s) personnel. NDC shall provide access (during normal business hours and accompanied by an NDC employee) and, upon request, reasonable adequate work space to Customer’s (including any Customer Business Unit’s) management team members to inspect the Facility, including but not limited to the primary 3PL relationship manager for each Customer Business Unit as part of normal operations.

(d) NDC shall not use, store, maintain, generate, or manufacture any “Hazardous Material” (as defined below), or permit any of the same to occur, or permit any Hazardous Materials to leak or migrate, on or about the Facility. The term “Hazardous Material” for purposes hereof shall mean any flammable items, explosives, radioactive materials, oil, hazardous or toxic substances, material or waste or related materials, including but not limited to any materials on OSHA’s right to know list or any substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials” “regulated substance”, or “toxic substances” now or subsequently regulated under any applicable federal, state or local laws or regulations, including without limitation petroleum-based products, paints, solvents, lead, cyanide, DDT, printing inks, acids, pesticides, ammonia compounds and other chemical products, asbestos, polychlorinated biphenyls (PCBs) and similar compounds, and including any different products and materials which are subsequently found to have adverse effects on the environment, the health and safety of persons, or the Products; provided, however, that “Hazardous Materials” shall not include cleaning materials, materials used in the ordinary course of providing the Services and materials necessary or incidental to the provision of the Services hereunder.

(e) Customer shall have the right, from time to time during the Term to require NDC to provide additional space to be utilized for the Services (“Flex Space”), such requests to be made in increments of 5,000 square feet or more. NDC shall use its commercially reasonable efforts to provide the Flex Space in vacant space within Building 3 and contiguous to the portion of Building 3 that is then being utilized for the Services or, if space in Building 3 is unavailable at the time of Customer’s request, elsewhere on the Chino campus (and if outside the Facility, at a storage fee to be mutually agreed upon by the Parties); provided that prior to allocating Flex Space in other than Building 3, NDC shall discuss possible alternatives with Customer and use commercially reasonable efforts to accommodate Customer’s views.

(f) NDC hereby grants to Customer a right of first refusal (the “Right of First Refusal”) with respect to any vacant and unrestricted space located in Building 3 that becomes available during the Term and that a prospective customer (a “Prospect”) has agreed to utilize (any such space, the “First Refusal Space”). When NDC has a Prospect interested in leasing any portion of the First Refusal Space on terms acceptable to NDC during the Term (which terms are to be in NDC’s sole and absolute discretion), NDC shall give Customer notice (the “Notice”) of the terms under which NDC is prepared to utilize such First Refusal Space for such Prospect. Customer shall have five (5) business days after receipt of the Notice to notify NDC in writing (an “Acceptance Notice”) that Customer will utilize all of the First Refusal Space specified in the Notice on the terms set forth therein, otherwise, Customer’s rights with respect to such First Refusal Space shall terminate. Once Customer delivers an Acceptance Notice, Customer may not thereafter revoke such exercise and refuse to utilize the First Refusal Space specified in the Notice on the terms set forth therein. Once NDC has delivered a Notice with respect to any portion of the First Refusal Space and Customer has failed to timely exercise its right to utilize the First Refusal Space by delivering an Acceptance Notice within the required five (5) business days or Customer has declined its Right of First Refusal, NDC shall have no obligation to deliver any future Notice with respect to such First Refusal Space, NDC shall be free to utilize such First Refusal Space for such Prospect and Customer shall have no priority with respect to such First Refusal Space; provided, however, if NDC does not utilize such First Refusal Space for the Prospect for which the Notice was sent on the terms set forth therein, then Customer’s Right of First Refusal shall again become effective with respect to such First Refusal Space.

1.3 Start-up Management; Implementation Period.

(a) Commencement of the Services at the Facility shall begin on or around the Agreement Date, with first inbound Products expected to be received by NDC at the Facility on or around the Agreement Date.

(b) NDC will utilize a project management team (the “Project Manager”) reasonably acceptable to Customer in order to facilitate efficiency in the start-up of the Facility and continuity in Customer’s change in 3PL service providers. The Project Manager will consult with the Parties and prepare detailed project plans that incorporate timelines for the start-up and implementation phase. The Parties will ensure that the Project Manager has appropriate access to responsible personnel in areas of engineering, operations, systems and human resources, among others, in order to meet project plan requirements. Customer shall have the right at any time, in its reasonable discretion, to require a change of any member of the Project Manager and NDC shall use its commercially reasonable efforts to replace such member of the Project Manager, taking into account the considerations noted by Customer, as promptly as reasonably possible.

(c) Customer (including Customer Business Unit) personnel and representatives shall have the right on reasonable advance notice, accompanied by NDC personnel, to visit the Facility during normal business hours to help ensure its readiness to receive Products and accommodate the Services to be provided hereunder. NDC shall discuss with Customer any Customer observations or recommendations with regard to the Facility and, in good faith, shall consider and accommodate any reasonable suggestions of Customer.

(d) To the extent that any additional services or materials not specifically contemplated by this Agreement (including the project plans for the start-up and implementation phase) are requested by Customer or offered by NDC, the Parties shall negotiate in good faith to agree on the fees or costs associated with such services or materials; provided, however, that Customer shall pre-pay NDC certain amounts for start-up costs in accordance with Schedule 1.3(d).

1.4 Products.

(a) The Services are to be performed with respect to those goods manufactured, imported, sold or distributed by Customer, as identified by the categories listed on Schedule 1.4, as the same may be supplemented from time to time by Customer to NDC and agreed to by NDC. Such listed goods (as supplemented), together with such packaging supplies and other items furnished by or on behalf of Customer (or a Customer Business Unit) to NDC for use by NDC in providing the Services are collectively referred to herein as the “Products”. Subject to NDC’s rights as a warehouseman with respect to warehouseman’s liens under applicable law, Customer (or the Customer Business Unit, as the case may be) shall at all times be the owner of the Products until title in such Products is transferred at Customer’s (or the Customer’s Business Unit’s, as applicable) direction.

(b) In providing the Services hereunder, it may be necessary from time to time for NDC to purchase packaging supplies and other items from a third party. In this case, prior to placing an order for such supplies or other items, NDC shall provide to Customer a price quote indicating the quantity and specification of such supplies or other items, the cost and the vendor (each a “Supplies Proposal”). Customer shall have the right, upon receipt from NDC of each Supplies Proposal, to either (i) authorize NDC to confirm such Supplies Proposal with the vendor, in which case NDC shall promptly place the Supplies Order for delivery at the Facility and Customer shall purchase from NDC the supplies or other items that are the subject of such Supplies Proposal at the cost paid by NDC, plus 10%, in accordance with NDC’s monthly invoice practices hereunder, or (ii) furnish, or cause to be furnished, to NDC at the Facility, at Customer’s own cost, packaging supplies and other similar items, for use by NDC in providing the Services hereunder. All such supplies, whether acquired as a result of (i) or (ii) above, shall be used solely in connection with the Products and for Customer’s benefit.

1.5 NDC Equipment. In order to provide the Services, NDC shall dedicate, purchase or lease such equipment and related items (the “NDC Equipment”) as is necessary to satisfy the provisions of this Agreement. NDC shall at all times be considered the owner or lessee of the NDC Equipment and be responsible for the maintenance thereof.

1.6 Operating Parameters. The Services shall be designed based on the type and mixture of Products, and the volume and other key operating assumptions set forth on Schedule 1.6 (the “Operating Parameters”). It is recognized that the Operating Parameters and Services may require modification from time to time, which would be effected by amending Schedule 1.1 or 1.6, as applicable and appropriate. It is acknowledged and agreed by the Parties that the operating practices as in effect as of the Agreement Date with respect to the sizes of outbound cartons and pallets shall not be modified during the Term without the consent of Customer.

1.7 Personnel Assigned to Services. The Services shall be performed by NDC under the direction of such person as shall be reasonably agreed to in writing by Customer. Subject to the further provisions of this Section 1.7 and to NDC’s final determination, made in good faith, as to the need for and the capabilities of an individual, NDC agrees that it shall interview and will use its commercially reasonable efforts to hire existing Customer (or Customer Business Unit, as applicable) warehousing employees located near or around the Facility, at NDC’s discretion. Without limiting the foregoing, NDC agrees that persons dedicated to performing the Services shall initially include not less than (a) 30% of persons who are existing NDC employees, each of whom has reasonably adequate prior experience in providing Services to a business with a product line similar to Customer’s product lines (“NDC Seasoned Employees”), or (b) 35% (collectively) of NDC Seasoned Employees and persons who, prior to the Agreement Date, were existing employees of Customer (or a Customer Business Unit, as applicable). During the Term, Customer shall have the right to consent to the appointment of any individual in a management position in respect of the Services (which consent shall not be unreasonably withheld) and recommend the removal of any NDC personnel providing the Services under this Agreement, which recommendation NDC shall consider in good faith.

1.8 Security. The security requirements at the Facility are set forth on Schedule 1.8.

1.9 Performance Measurements. In providing the Services, NDC shall at all times during the Term comply with the key performance measurement requirements set out in Schedule 1.9 hereto (“KPIs”) and incorporated into and made a part of this Agreement by reference, as such KPIs may be revised by mutual agreement of the Parties from time to time. In the event that NDC fails to satisfy any KPIs, in addition to any other rights available to Customer hereunder, NDC shall cooperate with Customer to remedy such shortfall and the Parties shall agree on any appropriate actions necessary to alleviate the unsatisfactory performance. It is recognized and agreed that certain additionally added Products, under certain circumstances determined by Customer and NDC, may require additional KPIs.

1.10 Periodic Business Meetings and Improvement Process. NDC and Customer shall conduct business review meetings (which shall include such representatives of the Customer Business Unit(s) as may be designated by Customer), not less than once every month for the first twelve months from the Effective Date and, once every calendar quarter for the remainder of the Term thereafter, to review and assess the operational performance of NDC, including the KPIs, any additional modifications or enhancements to the activities or functions of the Parties, the number and level of employees providing the Services, and any other matters that relate to the business relationship contemplated by this Agreement, all with a view to improving efficiencies in delivering the Services, including with respect to achieving continually better results for Customer under the KPIs. All such meetings and discussions shall take place at a mutually agreeable time and place, and be subject to the provisions of this Agreement unless otherwise mutually agreed. Each Party agrees to cooperate in good faith in the development and installation of methodologies, processes, equipment and software, as well as overall management techniques, all aimed at increasing efficiency and improving operating and cost metrics in respect of the Services provided under this Agreement. The Parties will discuss in good faith the cost savings achieved as a result of the foregoing, with any such cost savings after the cost of capital investments required of NDC being split in such proportions as the Parties shall mutually agree in good faith, through an appropriate amendment to Schedule 2.1.

2. Charges for Storage, Handling and Operating Costs; Payment and Records.

2.1 Fees. All fixed and variable fees, rates and charges (collectively, the “Fees”) are specifically described in Schedule 2.1 hereto. The Fees shall not be adjusted during the Term, except as specifically provided in this Agreement.

2.2 Consumer Price Index Changes. The base variable rates set forth on Schedule 2.1 that are expressed in dollars (but not percentages) will be adjusted annually to reflect increases in the Consumer Price Index for All Urban Consumers, U.S. City Average, for all items, 198284=100, published by the United States Department of Labor on its website at http://www.bls.gov/cpi (the “CPI-U”); provided, however, that such annual adjustment shall be an upward adjustment only; provided, further, that such annual adjustment shall not exceed 3.5%. The adjustment will be effective on the first day of the month following the publication by the United States Department of Labor after each one-year anniversary of the Effective Date. By way of example only, if the Effective Date is January 1, 2013, the adjustment would be effective on February 1, 2014 following publication of the CPI-U on or about January 15, 2014. Each of the base variable rates set forth on Schedule 2.1 will be multiplied by the percent increase in the CPI-U during each prior twelve-month period (for purposes of such calculation, the fees will be the fees set forth on a revised Schedule 2.1 provided to Customer on an annual basis). If publication of the CPI-U ceases, or if the CPI-U otherwise becomes unavailable or is altered in such a way as to be unusable, the Parties will agree on the use of an appropriate substitute index published by the Bureau or any successor agency. For the avoidance of doubt, the CPI-U adjustment shall not apply to any fixed-costs items, management fees or racking.

2.3 Operating Parameters or Scope of Service Changes.

(a) If, during the Term, any or all of the key operating assumptions set forth on Schedule 1.6 are or become materially inaccurate or incorrect and, as a result, (i) with respect to Customer, there is a material increase in variable fees paid by Customer or (ii) with respect to NDC, such inaccurate or incorrect assumptions have a negative financial effect on NDC’s operations with respect to the Services provided hereunder, then such affected Party may request a Fee adjustment(s) (whether an increase or decrease) in writing to the other Party, and the Parties shall discuss in good faith the extent, if any, of such adjustment as promptly as possible.

(b) Any Fee adjustment agreed by the Parties pursuant to subparagraph (a) above shall be reflected in an amendment to the Agreement, dated and signed by each Party.

2.4 Invoices and Payment. NDC shall invoice Customer separately for each of fixed storage and variable handling services rendered, with separate invoices being prepared for and delivered to each Customer Business Unit, and will provide such supporting documentation for the invoiced amounts as Customer or the applicable Customer Business Unit may reasonably require. All payments with respect to fixed storage rates shall be due in advance on or before the first day of the calendar month in which Services are provided. All payments with respect to variable handling services provided will be invoiced on a weekly basis and be payable by Customer within thirty (30) days from the invoice date. All Fees shall be billed and paid in U.S. Dollars to a U.S. bank specified in the applicable invoice in accordance with this Section 2.4. Notwithstanding the foregoing, in the event that Customer is deemed Insolvent (as provided in Section 3.3), Customer shall be required to make advance payment for all Services to be provided hereunder.

2.5 Books and Records.

(a) NDC shall prepare, maintain and keep current complete and accurate books of account and records (including the originals or copies of documents supporting entries in the books of account) covering all transactions relating to this Agreement, including without limitation the records and reports generated by the WMS (as defined below). The Fees required to be paid hereunder shall be supported by appropriate documentation delivered to Customer or a Customer Business Unit simultaneously with the delivery of the invoices referenced in Section 2.4.

(b) Customer’s (or Customer Business Unit’s, as applicable) representatives may, at Customer’s sole cost and expense, from time to time during regular business hours during the Term and for one (1) year thereafter, no more frequently than twice per calendar year, audit NDC’s books of account and records and examine and copy all documents and materials (or specific portions thereof) in each case specifically relating to the Fees and Services, including performance of each of the KPIs as provided in Section 1.9; provided that any such audit shall be conducted at such time and in such manner so as to minimize disruption to NDC and its operations. NDC will provide Customer and its auditors and inspectors with reasonable access to NDC’s management and personnel, as well as internal and external auditors, and any records for the purpose of performing audits or inspections of NDC’s charges for Services, compliance with policies and procedures, and to enable Customer (and its Customer Business Units), in Customer’s sole discretion, to close its books on a quarterly basis and report its financial results of operations. NDC shall certify that it is providing copies of all pertinent information and documents in its records that are stored on any networks, computers or data centers utilized by NDC. NDC’s said books of account, records and documents shall be maintained for at least six (6) years (or such longer period as required by law) after the end of the financial period to which they relate and through the completion of any audit commenced prior to the end of such six-year (or longer) period. If in connection with any audit of NDC’s books and records Customer determines that any of the Fees charged exceeded the amount that should have been paid, Customer shall provide NDC with written notice of such determination and the basis of such determination. If NDC agrees with Customer’s determination, an appropriate credit shall be given or payment made to Customer (at Customer’s option) in the amount of such excess. If NDC does not agree with Customer’s determination, the Parties shall use commercially reasonable efforts to resolve the dispute in good faith and as promptly as possible. In any event, if the discrepancy is 5% or more of the amount actually paid for the subject period, NDC promptly shall reimburse Customer for the actual out-of-pocket cost and reasonable expenses of the audit.

(c) For the avoidance of uncertainty, Customer’s right to audit contemplated by Section 2.5(b) shall not preclude Customer’s personnel from conferencing or meeting with NDC’s personnel, after reasonable notice, from time to time during the Term, regarding a specific invoice or invoices or billing practices and procedures in general.

2.6 Disputed Invoices. In the event of a good faith dispute regarding any Fees, Customer shall pay the Fees that are not in dispute and shall provide written notice of the dispute within thirty (30) days of receipt of NDC’s invoice. Such notice shall include an explanation of the disputed portion of the Fees, the basis of the dispute and a proposed resolution. The Parties shall use commercially reasonable efforts to resolve all disputes in good faith and as promptly as possible. This provision shall not in any way negate Customer’s right to dispute a Fee after its completion of an audit referred to in Section 2.5(b).

2.7 Late Payment Charge. If Customer fails to make payment of the Fees when due, Customer shall pay to NDC a late payment charge at the rate of one percent (1.0%) of such Fees per month, computed pro rata on a daily basis based on a 30-day month, from the date such overdue Fees were due; provided, however, that no such late charge shall be owing with respect to any portion of an invoice disputed by Customer in good faith, even if later determined to be owed by Customer.

3. Term and Termination.

3.1 Term. The initial term of this Agreement will commence on the Agreement Date and continue through the date which is sixty-five (65) calendar months from the Effective Date, unless earlier terminated as provided in this Section 3; provided, however, that the term of this Agreement automatically shall be extended for successive twelve (12)-month periods (up to an additional five (5) years) unless either Party provides written notice to the other Party not later than one hundred twenty (120) days prior to the end of the then-current term of its desire to terminate this Agreement. The initial term, as it may be extended by any renewal term(s), is referred to herein as the “Term.”

3.2 Termination for Cause.

(a) Termination by NDC.

(i) In addition to any other right or remedy available to NDC hereunder, at law or in equity, NDC shall have the right to terminate this Agreement upon thirty (30) days’ prior written notice to Customer and the applicable Customer Business Unit if Customer (or one of its Customer Business Units) fails to pay any Fees that are not in dispute within ten (10) days after receipt of written notice thereof.

(ii) NDC shall have the right to terminate this Agreement upon one hundred twenty (120) days’ prior written notice to Customer and the applicable Customer Business Unit if NDC determines, in its reasonable discretion, that the Parties are unable to mutually agree upon an appropriate Fee adjustment under Section 2.3(a) above that is requested by NDC.

(b) Termination by Customer.

(i) Customer shall have the right to terminate this Agreement upon one hundred twenty (120) days’ prior written notice to NDC if Customer determines, in its reasonable discretion, that the Parties are unable to mutually agree upon an appropriate Fee adjustment under Section 2.3(a) above that is requested by Customer.

(ii) In addition to any other right or remedy available to Customer hereunder, at law or in equity, Customer shall have the right to terminate this Agreement on ninety (90) days’ prior written notice to NDC if NDC:

(1) breaches any of its obligations hereunder which Customer determines to be material; and

(2) does not cure or correct such breach within sixty (60) days of receipt of such notice.

Notwithstanding the foregoing, the following defaults shall have no cure period, may not be cured by NDC if in default and the notice of termination may be effective when delivered to NDC by Customer: gross negligence; gross mismanagement; willful failure to ship Products at any time after five days’ written notice without good reason; felony violations of the law or its equivalent; or if NDC should, in any instance, attempt to sell, assign, delegate or transfer any of its rights and obligations under this Agreement other than to an affiliate or related entity without having obtained Customer’s prior written consent thereto.

3.3 Termination for Insolvency; Bankruptcy. Notwithstanding anything contained in this Agreement to the contrary, either Party may immediately terminate this Agreement or request that a party make advance payments for services in the event that such other Party is adjudicated bankrupt, is determined to be insolvent, files a voluntary petition in bankruptcy, makes an assignment for the benefit of creditors or seeks protection against creditors under any applicable federal or state laws, or if there is a commencement of any bankruptcy, insolvency, receivership or other similar proceeding against the other Party that is not dismissed or stayed within ninety (90) days after such filing (in each case, “Insolvent”).

3.4 Effect of Termination. The expiration or termination of this Agreement shall not relieve or release either Party from any right, liability or obligation that accrued under the law or the terms of this Agreement prior to the date of such expiration or termination.

3.5 Rights of Parties upon Termination.

(a) Upon expiration of this Agreement or its termination for any reason:

(i) NDC shall return to Customer (or at Customer’s option, a Customer Business Unit), at the Facility, all inventory, pallets, package materials and other items owned by Customer, in the same condition as originally provided, ordinary wear and tear excepted.

(ii) NDC shall return to Customer and immediately cease all use of confidential information (as provided in Section 7.4 below) furnished by Customer.

(iii) NDC shall return to Customer all records, reports and documentation related to Customer (and any Customer Business Unit) or the Services in NDC’s possession; provided, however, NDC may keep a copy as confidential and proprietary information subject to Section 7.4 below.

(iv) Within ten (10) calendar days of such termination or expiration of this Agreement, NDC shall release to Customer all Customer data via an electronic data interchange or file transfer protocol (EDI or FTP, respectively), electronic copy (in a format reasonably requested by Customer) and/or hard copy. If any Customer data is withheld by NDC in violation of this Section 3.5(a)(iv), NDC agrees that Customer will have no adequate remedy at law and will be entitled to immediate equitable relief, without bond and without the necessity of showing actual money damages. Further, NDC agrees that if Customer’s data is withheld by NDC and not returned within ten (10) calendar days of any termination of this Agreement, Customer will not be liable to make any payments pursuant to Section 3.4 above or Section 3.5 until such time as Customer receives its data.

(v) To the extent this Agreement is terminated prior to the end of the Term (as set forth in Section 3.1 above) exclusively pursuant to Section 3.2(b)(ii), in addition to any other rights or remedies available to Customer hereunder or at law or in equity, Customer shall be entitled to receive from NDC, upon the date of such termination, an amount equal to (i) the aggregate amount of the pre-paid start-up cost (as per Schedule 1.3(d)), that have been paid by Customer through the date of termination less (ii) the product of $25,000 multiplied by the number of full months elapsed since the Effective Date. Such amount shall be paid to Customer in repayment of the start-up costs paid by Customer in accordance with Schedule 1.3(d), and such repayment to Customer shall not be used to offset any damages to Customer as a result of NDC’s breach hereunder.

(b) Breach or Default by Customer . Customer acknowledges that in order to provide the Services, NDC has purchased certain racking equipment identified on Schedule 1.5 (the “Purchased Racking Equipment”) and committed time and resources and made other expenditures with respect to the start-up of the Services. The Parties also acknowledge and agree that all NDC Equipment other than the Purchased Racking Equipment is being repurposed after use by a former customer of NDC and is being so repurposed at no cost to NDC or Customer. In consideration of the foregoing, upon the termination of this Agreement prior to the end of the initial sixty-five (65) calendar month Term (as set forth in Section 3.1 above), Customer shall either: (i) purchase the Purchased Racking Equipment, free and clear of all liens and encumbrances, for the undepreciated value (based on a 10-year straight-line amortization schedule) (“Book Value”) of the Purchased Racking Equipment at the time of termination or expiration; (ii) request that NDC sell the Purchased Racking Equipment for the benefit of Customer; or (iii) request that NDC analyze and assess in good faith whether some or all of the Purchased Racking Equipment could be utilized elsewhere. Customer shall be responsible for all necessary costs incurred by NDC relating to the transactions contemplated by this Section 3.5(b), including (but not limited to) commissions, taxes, transportation and handling costs and finance cost or carrying cost of such Purchased Racking Equipment from the date of termination or expiration to the date of sale. If Customer requests NDC to sell the Purchased Racking Equipment, then NDC shall use commercially reasonable efforts to sell the Purchased Racking Equipment within one hundred twenty (120) days of such request. If NDC is unable to sell the Purchased Racking Equipment within such one hundred twenty (120) day period, or if NDC is only able to sell the Purchased Racking Equipment for an amount less than Book Value, then Customer, at its option, shall be obligated to either purchase the Purchased Racking Equipment at the Book Value at the time of termination or expiration, or reimburse NDC for the difference between Book Value and the sales price at the time of termination or expiration. Customer shall pay any such amounts within fifteen (15) days of receipt of NDC’s invoice.

4.Representations and Warranties.

4.1 NDC represents and warrants to Customer, and covenants with Customer, as follows:

(a) Authority. NDC has full corporate power and authority to enter into and perform its obligations under this Agreement and there is no contract, agreement, promise or undertaking that would prevent the full corporate execution and performance by it of this Agreement, and the persons executing this Agreement on behalf of NDC are duly authorized to do so and have the authority to bind NDC.

(b) Compliance With Laws. NDC will comply with all applicable federal, state and local laws, rules, regulations, statutes, ordinances, codes and regulatory policies in effect, and any applicable judicial or administrative interpretation thereof, in performing Services (including, but not limited to, building standards, land use and zoning; safety, health and fire prevention; employment-related laws with respect to NDC’s employees; the Occupational Safety and Health Act (OSHA); and the Fair Labor Standards Act (FLSA)). NDC has all franchises, licenses, permits and other similar authority necessary or desirable to perform its obligations hereunder, including but not limited to the provision of the Services.

(c) NDC Personnel. NDC’s employees performing the Services shall have the necessary training, experience and skills required to perform the Services and the responsibilities of the position to which such employees are assigned. The number and level of employees dedicated to providing the Services are sufficient and appropriate to enable NDC to perform the Services required of it hereunder, consistent with Customer’s currently conducted and planned business operations, as disclosed to NDC; and, in NDC’s reasonable good faith judgment, are the proper number and level of employees. All employees performing Services shall be solely employed or contracted for by NDC and shall not be considered to be jointly employed by Customer.

(d) Facility and Expansion. The Facility shall be in first class operating condition, neat, and broom clean as of the Agreement Date, and each portion of the premises, including, but not limited to, signs, windows, appurtenances, shall be in good physical condition. The Facility can accommodate the requested Products and Services required for Customer’s currently conducted and planned business operations, as disclosed to NDC. NDC has obtained and will maintain throughout the Term, all necessary licenses, permits, and other regulatory approvals to operate the Facility to accomplish the purposes of this Agreement. It is recognized that Customer intends to significantly expand its business operations and sales, and in connection therewith, NDC shall comply with the terms of Sections 1.2(e) and 1.2(f).

(e) Equipment. The NDC Equipment and all information technology related to the provision of the Services will be maintained in good working condition by NDC sufficient and appropriate to enable NDC to perform the Services required of it hereunder. NDC will provide Customer with the records of maintenance and repair of NDC Equipment upon request by Customer.

(f) Health & Safety. NDC shall keep the Facility equipped with appropriate health and safety equipment and products for the health, safety and well-being of personnel therein, including such equipment and products as may reasonably be requested by Customer. NDC shall, in conjunction with Customer, develop, implement, continually maintain and improve a formal and written health and safety practices and compliance program at the Facility; it being understood and agreed that NDC shall consider and accommodate any reasonable suggestions of Customer in connection with the foregoing. It is further understood and agreed that the Parties intend that the standards for health and safety practices and compliance at the Facility shall at all times meet or exceed the mandatory occupational safety and health standards as required by applicable law. NDC will conduct reviews of its health and safety practices and compliance programs and provide Customer with the results of those reviews in writing upon request by Customer.

(g) Disaster Recovery Plan. NDC has provided Customer with a copy of the disaster recovery plan for the Facility.

(h) Financial Wherewithal. NDC has furnished to Customer the audited financial statements of NDC for each of its two most recent fiscal years. Since the date of the most recent balance sheet of NDC delivered to Customer, there has occurred no materially adverse change in the financial condition, operations, business or prospects of NDC. NDC has, and during the Term will continue to have, the financial and technical capability and wherewithal to meet its financial and technical obligations under this Agreement.

4.2 Customer represents and warrants to NDC, and covenants with NDC, as follows:

(a) Authority. Customer has full corporate power and authority to enter into and perform its obligations under this Agreement and there is no contract, agreement, promise or undertaking that would prevent the full corporate execution and performance by it of this Agreement, and the persons executing this Agreement on behalf of Customer are duly authorized to do so and have the authority to bind Customer.

(b) Compliance With Laws. Customer agrees that in the performance of its obligations under this Agreement, Customer will comply with applicable laws, rules, regulations of governmental authorities in connection therewith and will not request that NDC provide Services that would cause, directly or indirectly, a violation of any laws, rules or regulations.

(c) Financial Wherewithal. Since the date of the most recent fiscal year-end balance sheet of Customer, there has occurred no materially adverse change in the financial condition, operations, business or prospects of Customer. Customer has, and during the Term will continue to have, the financial capability and wherewithal to meet its financial obligations under this Agreement.

5. Inventory; Shrinkage; Reconciliation.

5.1 Inventory.

(a) Records; Reports. NDC shall maintain complete records on NDC’s warehouse management system (the “WMS”) of the Products received by NDC showing quantities received, inventoried, shipped, on hand, damaged or lost Products and any reports required by the Standard Operating Procedures, as well as any other detail as reasonably directed by Customer. The Parties agree that the WMS shall be the book of record for the purposes of this Agreement. NDC shall provide to Customer (and Customer Business Units) reports on the foregoing as described in Exhibit B.

(b) Physical Inventory and Cycle Counts. At least once annually as requested by Customer in writing, NDC shall conduct a physical inventory at Customer’s expense. In addition, NDC shall conduct full cycle counts each calendar quarter at NDC’s expense. Unless otherwise specified by Customer in writing, such physical inventory shall be done with respect to each item included in the product line. NDC will conduct additional physical inventories or cycle counts as may be reasonably requested by Customer, upon thirty (30) days’ prior written notice to NDC, and at Customer’s expense. The results of all physical inventory counts by NDC shall be reported to Customer (and Customer Business Units) immediately upon completion. Customer may conduct additional physical inventories at its expense at any time upon fifteen (15) days’ prior written notice to NDC.

(c) Inventory Accounting. Customer’s (including Customer Business Unit’s) duly authorized representatives (and third party lenders) shall have the right to be present at any physical inventory and, upon reasonable notice, shall have the right to visit, observe, and inspect the Facility, the Products and to inspect inventory records during NDC’s normal business hours at such times and on such dates as are mutually agreed to by the Parties. In addition to the rights provided in Section 2.5(b), Customer may, no more than once per calendar year, during the Term and for one (1) year after expiration or termination, upon prior notice, audit NDC’s relevant business records, policies and procedures and security systems to confirm the Services, inventories and any handling of the Product; provided, however, upon the request of Customer’s lender(s) or internal or external auditors, Customer or its representatives shall be permitted such additional inventory audits and/or inspections as are so requested, at Customer’s sole cost and expense. NDC will provide Customer and its auditors and inspectors with reasonable access to NDC’s management and personnel and any relevant records (including copies of all pertinent information and documents in its records (or specific portions thereof) that are stored on any networks, computers or data centers utilized by NDC) for the purpose of performing audits or inspections of NDC’s compliance with policies and procedures, inventories and compliance with the terms of this Agreement.

5.2 Reconciliation.

(a) After NDC has completed an initial physical inventory or complete cycle count of all Products, inventory shortages or overages shall be determined by netting the dollar amount of shortages and overages across all commodity groupings of Products at the time of the quarter-end physical inventory or the quarter-end cycle count reconciliation (as further set forth in the Standard Operating Procedures) (“Final Cycle Count Reconciliation”).

(b) If as a result of such counts there are net shortages for unaccounted Products, then NDC shall be liable for such shortages in accordance with the provisions of Sections 5.3 and 6.

5.3 Shrinkage Allowance. Customer acknowledges that some damage or loss to Customer’s Products at the Facility may occur during the performance of the Services. Accordingly, Customer agrees that NDC shall be entitled to the annual damage and shrinkage allowance of one-tenth of one percent (0.1%) of Customer’s inventory (valued at wholesale price) based on the variance between actual physical count and perpetual system inventory at the time of annual physical inventory taking (the “Shrinkage Allowance”), which must be exceeded prior to NDC being liable for any damage, loss or shortages of Customer’s Products, provided NDC has followed in all material respects the Standard Operating Procedures and the security requirements set forth on Schedule 1.8. In the event the Standard Operating Procedures or security requirements are not followed in all material respects, then NDC shall be responsible for all damage and loss of Products at the Facility. If NDC learns of any loss or damage to Product and/or property in the Facility, NDC will immediately notify Customer of such fact and request instructions, and any related claims by Customer shall be made in accordance with Section 6.1(d), and shall be supported by reasonably detailed copies of documentation of the wholesale price for the damaged items.

6. Responsibility for Loss of or Damage to Products, the Customer Facility.

6.1 Products.

(a) Loss of or Damage to Products. Subject to the provisions of Section 5.3 and to the limitations set forth in this Section 6.1, NDC shall be responsible for the “Replacement Cost” (defined as Customer’s actual fully loaded wholesale cost of the lost or damaged Products at their pre-loss condition, plus shipping and handling costs less salvage value, if any) of lost or damaged Products at the Facility, or otherwise under its exclusive care, custody and control.

(b) Limitation of Liability for Loss or Damage to Products. NDC’s maximum liability to Customer arising out of or related to loss or damage to Products (“Product Losses”) shall not exceed ten million dollars ($10,000,000) per occurrence (“Limit”). The Parties, which are both sophisticated commercial organizations negotiating at arm’s length, jointly acknowledge and agree they have negotiated a commercially reasonable Limit that is not unreasonably disproportionate to the value of the Products and the Fees charged and that reasonably reflect the Parties’ respective business interests. In the event Customer desires in its reasonable discretion for NDC’s liability for Product Losses to exceed the Limit, then Customer may request, in writing, that NDC obtain additional protection in excess of the Limit, the additional cost for which will be borne by and the sole responsibility of Customer. Customer understands the issuance of such excess coverage is subject to NDC’s insurer’s approval.

(c) Exceptions to Liability. Notwithstanding anything contained in this Agreement to the contrary, NDC shall not be liable for any loss or damage to the Products: (i) occurring prior to or subsequent to NDC’s care, custody and control of the Products (which shall commence when NDC accepts receipt of such Products and shall terminate when such Products are placed with a carrier for shipment); (ii) attributable to or otherwise caused by NDC’s performance of Services specifically instructed by Customer’s authorized representatives; (iii) that is within the Shrinkage Allowance set forth in Section 5.3; (iv) attributable to or otherwise caused by any defects in the manufacturing or packaging or inherent vice of Products; (v) attributable to or otherwise caused by the acts or omissions of transportation service providers; (vi) attributable to concealed damage; or (vii) attributable to or otherwise caused by the negligence or intentional misconduct of Customer or any of its employees, agents or subcontractors.

(d) Claims. Subject to the exceptions and limitations set forth in this Section 6, all claims for Products lost or damaged at the Facility must be made in writing no later than: (i) one hundred twenty (120) days after Customer receives the results of the year-end physical inventory or the Final Cycle Count Reconciliation; or (ii) one hundred twenty (120) days after a senior officer of Customer has actual knowledge of any such loss or damage, whichever occurs first. Such written notice shall contain facts sufficient to identify the Products involved, assert liability for alleged loss or damage and make claim for the payment of a specified or determinable amount of money. NDC, or its insurer, shall have the right to inspect any damaged Product and agree to such damage.

7.Covenants.

7.1 Product Information Data. Customer Business Units shall timely: (a) inform NDC of and provide NDC with the most current and pertinent information concerning special characteristics, if any, of such Unit’s Products, including (but not limited to) safety and health information, toxicological information, applicable environmental data, material safety data sheets (MSDS), labeling and transportation information and the procedures known to or developed by the Customer or Customer Business Unit with respect to the receiving, storing, handling, shipping, transporting and/or disposing of the Products (the “Product Information Data”); and (b) furnish NDC with all correct and proper information and instructions to permit NDC to prepare Products for shipment, including shipping papers and certifications, in a manner which conforms such shipments with all applicable governmental regulations. Customer (and its Customer Business Units, as applicable) appoints NDC as its agent for the purposes of preparing the shipments and signing the certifications and shipping papers covering the shipment.

7.2 Removal and Disposal of Products. Damaged or unsalable Products are to be removed from the Facility as provided in the Standard Operating Procedures. Waste generated from the Products shall be disposed of by NDC.

7.3 Shipment of Products. Customer shall not ship or cause Products to be shipped to NDC as consignee. If Products are shipped with NDC as the named consignee, then Customer shall notify the carrier in writing prior to shipment that the named consignee is a warehouseman and that NDC has no beneficial title or interest in the Product.

7.4 Confidentiality and Nonsolicitation.

(a) Confidential Information. NDC acknowledges that material and information which NDC may acquire about Customer’s Products, volume, customers, pricing, procedures and processes, and any other information that is generally not in the public domain and acquired by NDC as a result of this arrangement with Customer, are considered by Customer to be proprietary and confidential. Customer acknowledges that material and information which Customer may acquire about inventory management software programs owned or licensed by NDC, including (but not limited to) the WMS, staffing methods, financial or other accounting systems, Fees and NDC’s other procedures and processes relating to the Services being provided hereunder, are considered by NDC to be proprietary and confidential. Each Party agrees that all such information acquired by the other hereunder shall be held in confidence, and neither Party shall reveal or use any such information without the other Party’s prior written consent. Each Party shall disclose such information or material only to those who have reasonable need to know the same in connection with the performance of this Agreement, and the Parties agree to protect the information with the same degree of care that each Party employs for the protection of its own confidential and proprietary information of a similar nature, but not less than reasonable care. Each Party shall be responsible for any violation of this provision by any of its employees, agents or representatives. Neither Party shall have any obligation, however, to preserve the confidentiality of any such information that: (i) is in the public domain or generally available to the public; or (ii) was in the possession of or disclosed to the other prior to the date hereof, free of any obligation to keep the same confidential; or (iii) is lawfully acquired by the other from a third party under no obligation of confidentiality to the other Party; or (iv) a Party is obligated under law or court order to disclose; provided, however, the Party required to so disclose shall give prompt written notice thereof to the other.

NDC acknowledges that it is aware (and that its employees, agents and representatives who provide Services or are otherwise apprised of the matters which are the subject of this Agreement have been or will be advised) that the United States securities laws prohibit any person or entity in possession of material non-public information relating to a company from purchasing or selling securities of such company or from communicating such information to another person under circumstances under which it is reasonably foreseeable that such person is likely to purchase or sell such securities. NDC shall use reasonable good faith measures to prevent any such violation of the securities laws.

(b) Personnel. Customer and NDC acknowledge and agree that the personnel employed by each in the performance of, or in connection with, the activities of the Parties contemplated by this Agreement are important assets of the respective companies (and, in the case of Customer, the Customer Business Units). Accordingly, except as otherwise specifically provided herein, at all times during the Term and for a period of one (1) year thereafter, neither Party, without the prior written consent of the other and except by general advertisement, shall directly or indirectly solicit the employees or the officers of the other (or of any of their subsidiaries or their affiliates) for employment by them or any of their affiliates or subsidiaries.

(c) Remedies. NDC and Customer further agree and acknowledge that a monetary remedy for a breach of this Section 7.4 may be inadequate and that such breach may cause each of the Parties irrevocable harm. In the event of a breach of the provisions of this Section 7.4, each of the Parties will be entitled, without the posting of a bond and in addition to any monetary damage it may subsequently prove, to seek temporary and permanent injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions. The provisions of this Section shall survive the termination of this Agreement.

7.5 Business Standards. Customer is firmly committed to ethical business practices, and expects its vendors to share that commitment. NDC shall sign and comply with Customer’s Vendor Code of Conduct, a copy of which is attached hereto as Exhibit C, and shall insure that all of its employees performing Services for Customer comply with NDC’s employee code of conduct and are aware of, and comply with, the Customer’s Vendor Code of Conduct.

8.Indemnification.

8.1 General Indemnification. Each Party hereto (the “Indemnitor”) shall indemnify, defend and hold harmless the other Party and any affiliated and controlling entities of such Party and their directors, employees and officers (the “Indemnitee”) from and against all liabilities, claims, suits, demands, appeals, actions, assessments, fines, judgments, orders, investigations, civil penalties or demands of any kind, including costs and expenses (including reasonable attorneys’ fees) (“Claims”) from third parties for injury to or death of any person or damage to or loss of real property and improvements thereon or tangible personal property to the extent caused by or resulting from such Party’s negligent acts or omissions, or those of its employees, agents or representatives, except to the extent (and then only to the extent) caused by the negligent acts or omissions of Indemnitee. Notwithstanding anything contained in this Agreement to the contrary, the indemnification obligations contained in this Section 8.1 shall not apply to any loss or destruction of or any damage to Products as set forth in Section 6.1, which shall be governed by the provisions of Section 6.1.

8.2 Indemnification Procedure. The Indemnitee shall provide prompt written notice of any Claim (“Notice”) for which indemnification is sought, tender defense or settlement to the Indemnitor, who shall promptly retain experienced and competent counsel reasonably acceptable to the Indemnitee and fully cooperate in the defense of the Claim; provided that the failure to give such notice shall not affect the Indemnitee’s right to indemnification hereunder unless the failure to give such notice materially and adversely affects the rights, remedies or liability of the Indemnitor with respect to such Claim. Should Indemnitor fail to assume its obligations hereunder, Indemnitor agrees that Indemnitee shall have the right, but not the obligation, to proceed on Indemnitee’s own behalf to defend itself by way of engaging its own legal counsel and services of any and all other experts or professionals it deems necessary to prepare and present a proper defense, and to thereafter require from Indemnitor reimbursement and indemnification for all costs and expenses incurred as a result of such Claim as more fully set forth above. Indemnitor shall have no liability for professional fees incurred by Indemnitee prior to the date Notice is given, unless otherwise agreed to in writing or by the express terms of this Agreement.

8.3 Settlement. No compromise or settlement of a Claim may be effected by the Indemnitor without the Indemnitee’s consent. The Indemnitee shall have no liability with respect to any compromise or settlement effected without its consent.

9. Limitation of Liability.

Notwithstanding any provision of this Agreement to the contrary, neither Party shall be liable to the other Party for any special, consequential or indirect damages, including (but not limited to) loss of profits, loss of business, loss of business opportunities, loss of customer goodwill or punitive or exemplary damages, customer chargebacks, or the costs and expenses in providing or securing substitute revenues or substitute service providers, even if the Parties have been advised of the possibility of the same, and without regard to the nature of the claim or the underlying theory or cause of action (whether in contract, tort or otherwise).

10. Insurance.

10.1 Customer shall maintain a standard fire and extended coverage insurance policy on its Products and/or property in the Facility sufficient to cover loss of the Products and/or property in the Facility for reasons other than the negligence and willful misconduct of NDC and any shrinkage or other liability of NDC under this Agreement.

10.2 NDC shall procure and maintain at all times during the Term the following:

(a) Policies of commercial general liability insurance with minimum limits of ten million dollars ($10,000,000) bodily injury and property damage per occurrence, ten million dollars ($10,000,000) general aggregate, including blanket contractual liability, personal injury liability and completed operations covering bodily injury and property damage, and one million dollars ($1,000,000) personal and advertising injury. The commercial general liability policy required by NDC under the terms of the Agreement shall insure NDC, its directors, officers, employees, and NDC liability for agents and subcontractors, and shall also include contractual liability covering all indemnification wording contained in this Agreement.

(b) Policies of auto liability insurance with a minimum combined single limit for bodily injury and property damage in the amount of five million dollars ($5,000,000) each accident. The automobile liability insurance required of NDC under the terms of this Agreement shall insure NDC, its directors, officers, employees and liability for agents and subcontractors and all owned, hired, leased, and non-owned vehicles used in connection with this Agreement.

(c) Policies of NDC warehouseman’s legal liability insurance of ten million dollars ($10,000,000) per occurrence for the protection of Customer’s Products.

(d) Workers’ compensation and unemployment insurance in an amount equal to that which is required by the laws of the State of California protecting and covering NDC and its employees, subcontractors and their employees in such amounts as are required by the statutes of the State of California. NDC shall require its subcontractors and/or agents to purchase and carry, during the Term and any extensions hereof, the policies of workers’ compensation and unemployment insurance required by the foregoing sentence.

10.3 The insurance carrier(s) specified must possess a rating of A- or higher in the Best’s Key Rating Guide.

10.4 Customer and its subsidiaries and affiliates for the benefit of itself and its affiliated entities and subsidiaries and their respective directors and officers, employees, representatives and agents (collectively, the “KB Parties”), must be named as additional insured parties with respect to all commercial general liability and commercial automobile liability and loss payee under its warehouse legal liability. All policies must be primary over any coverage held by Customer with respect to any liability of NDC arising under this Agreement and contain a provision that the policy will not be cancelled, failed to be renewed or materially altered without thirty (30) days’ prior written notice to Customer. If NDC elects to self-insure any of the insurance required of NDC hereunder, then the self-insured will be considered an insurance carrier for purposes of this paragraph. Each self-insured retention(s) and all deductible amounts will be treated as though they were recoverable under required insurance. NDC further agrees that general liability insurance will be maintained for two (2) years following the termination of this Agreement or NDC will purchase a tail coverage policy that will provide claims-incurred coverage within the required limits set forth above for any potential matters incurred during the Term. Each Party waives and must require its insurers to waive all rights of subrogation of any of its insurers against the other Party on account of any and all claims such Party may have against the other Party with respect to insurance actually carried or required to be carried pursuant to this Agreement. This subrogation waiver will preclude the assignment of any insurance claim against any Party by way of subrogation to any insurer. Each Party agrees to give immediately to each appropriate insurer, written notice, if required, of the terms of this waiver, and if necessary, have said insurance policies properly endorsed to prevent the invalidation of the insurance coverages by reason of this waiver, if required by the insurance policies. Each Party will indemnify, defend and hold the other Party harmless against any loss or expense, including, without limitation, reasonable attorneys’ fees, resulting from the failure to obtain such insurance subrogation waiver. NDC will submit to Customer Certificates of Insurance for all policies required under Section 10.2 prior to execution of this Agreement and upon any policy renewal thereafter. Any material incidents, accidents, claims or potential claims of which NDC has knowledge shall be communicated to Customer’s risk management department within fifteen (15) days of such knowledge.

If any federal, state or local government authority shall require minimum amounts of insurance in excess of the amounts as prescribed herein, such required insurance minimum will take precedence.

10.5 NDC shall provide to Customer, annually, a certification as to NDC’s compliance with the provisions of this Section 10, together with such supporting documentation as shall be reasonably requested by Customer.

11. Force Majeure.

11.1 General. Neither Party shall be liable to the other for failure to perform its obligations under this Agreement if prevented from doing so because of an act of God, civil disturbance, acts of terrorism, pandemic events, interference by civil or military authority (“Force Majeure”). Upon the occurrence of a Force Majeure event, the Party seeking to rely on this provision shall promptly give written notice to the other Party of the nature and consequence of the cause. Each Party shall use commercially reasonable efforts to minimize the effects of a Force Majeure event. If a Force Majeure event occurs with respect to any of the Services or obligations of the Parties under this Agreement and such Force Majeure event is estimated to last beyond a period of time so that a Party’s obligations or Services are materially disrupted, the Parties shall agree as to alternative temporary arrangements, the temporary cessation of Services and/or obligations or the termination of this Agreement. In the event the Parties cannot so agree to alternative temporary arrangements, or in the event the Force Majeure is estimated to last for three (3) months or greater, Customer may terminate this Agreement, which shall be considered as a rightful termination but for other than “Cause” of NDC. During the period of any Force Majeure, the Services and the compensation for the same shall be equitably adjusted.

11.2 Facility. If any Force Majeure event with respect to the Facility occurs (such as partial or total destruction to the Facility by fire or other casualty), then Customer shall not unreasonably withhold or delay its consent, unless the Parties elect to terminate this Agreement by reason thereof, to move the Products, NDC Equipment to a temporary or other storage location, at which the Services shall thereafter be provided until the Facility can once again be used for the providing of the Services or the Parties mutually agree to remain in the temporary or other storage location.

12. Miscellaneous.

12.1 Assignment. The rights and obligations under this Agreement may not be transferred or assigned to a third party by either Party without the prior written consent of the other Party; provided, however, either Party may assign its rights and obligations hereunder to an affiliate or related entity, within the United States and with similar financial position. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon successors and assigns of the Parties hereto.

12.2 Amendments. Except as specifically provided herein, neither this Agreement nor its Exhibits and Schedules shall be amended or modified except by a written instrument signed by the Parties.

12.3 Survival of Provisions. The termination, expiration or non-renewal of this Agreement shall not affect the provisions, rights and obligations relating to termination (Section 3), loss and damage (Section 6), payment obligations, ownership of Products (Section 1.4(a)), confidential information and nonsolicitation (Section 7.4), indemnification (Section 8) and limitation of liability (Section 9), as well as any other obligations which either: (i) by their terms state or evidence the intent of the Parties that the provisions survive the expiration or termination thereof; or (ii) must survive to give effect to the provisions thereof (e.g., purchase of a tail policy under Section 10.4 above).

12.4 No Third-Party Beneficiaries. This Agreement is entered into solely between, and may be enforced only by, the Parties and their permitted successors and assigns and this Agreement shall not be deemed to create any rights in third parties including, without limitation, suppliers and customers of a Party, or to create any obligations of a Party to any such third parties.

12.5 Relationship of the Parties. NDC’s relationship to Customer shall be that of an independent contractor. Neither Party shall take any action inconsistent with this relationship and status. NDC shall be responsible for furnishing all of the labor necessary and space necessary to perform its obligations hereunder. NDC shall have control over the manner in which it and its employees perform the Services provided for hereunder. During the Term, all personnel assigned to the Services by NDC shall be considered employees or independent contractors of NDC, and Customer shall not be responsible for the payment of their compensation or other benefits earned in connection with Services performed pursuant to this Agreement, including amounts (such as those related to unemployment) that may be required to be paid after employment. This obligation of NDC includes, without limitation, making all deductions required of employers by state, federal and local laws and making contributions for unemployment compensation funds and the withholding and payment of all taxes and other charges and amounts owed by an employer, including, without limitation, collection of tax at source of wages as required by law and compliance with social security (FICA) and unemployment (FUTA) withholding and payment requirements.

Customer hereby authorizes NDC to be its agent for the limited purpose of acting as “consignor” or “receiver” of Customer products or materials, equipment and supplies used in the distribution of its Products. Such authorization shall include signing or certifying that Customer has properly classified, described, packaged marked or labeled materials or Product for shipment and that they are in proper condition for transportation according to the applicable regulations of the Department of Transportation and the Interstate Commerce Commission. NDC is also authorized to certify and acknowledge receipt, after ascertaining the accuracy of carrier’s count and the delivery condition of the Product or other goods involved.

12.6 Reservation of Rights. A Party’s waiver of any of its remedies afforded hereunder or by law is without prejudice and shall not operate to waive any other remedies that such Party shall have available to it, nor shall such waiver operate to waive such Party’s right to any remedies due to a future breach, whether of a like or different character.

12.7 Press Releases and Filings. Subject to Customer’s right, in its sole discretion, to determine and comply with applicable regulations and requirements as a public company, Customer and NDC shall mutually agree on the timing and contents of any press release(s) or media communications related to this Agreement or the relationship of the Parties. Customer agrees to provide NDC with a courtesy copy of any regulatory filings required by the federal securities laws in advance of such filing.

12.8 Notices.

(a) Any notice required or which may be given hereunder shall be in writing and shall be delivered personally or sent by certified, registered or express mail, postage prepaid or overnight courier (provided evidence of receipt can be verified). The Parties agree that notification shall be sent as follows:

To NDC:

National Distribution Centers, L.P.

1515 Burnt Mill Road

Cherry Hill, New Jersey 08003

Attn: President

With a copy to:

National Distribution Centers, L.P.

1515 Burnt Mill Road

Cherry Hill, New Jersey 08003

Attn: General Counsel

To Customer:

Kid Brands, Inc.

One Meadowlands Plaza

East Rutherford, New Jersey 07073

Attn: VP and General Counsel

With a copy to:

Fulbright & Jaworski LLP

666 Fifth Avenue, 31st Floor

New York, New York 10103

Attn: Sheldon G. Nussbaum

(b) Notice shall be deemed delivered when personally delivered, and shall be deemed delivered by certified, registered, or express mail or overnight courier when a receipt is signed.

12.9 Severability. In the event any provision of this Agreement shall be held invalid or unenforceable for any reason, that provision shall be ineffective to the extent of such invalidity or unenforceability, and such invalidity or unenforceability shall not affect any other provision of this Agreement. If necessary, the Parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent.

12.10 Section Headings. All headings of the sections and subsections of this Agreement are inserted for convenience only and shall not affect any construction or interpretation of this Agreement.

12.11 Construction. This Agreement shall not be construed as if it had been prepared by one of the Parties, but rather as if both Parties had prepared the same.

12.12 Good Faith. The Parties agree to act in good faith in connection with dealings pursuant to this Agreement.

12.13 Governing Law; Jurisdiction. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of New York without regard to the conflict of law principles thereof For any proper purpose arising out of or relating to this Agreement, each of the Parties hereto accepts for itself and in connection with its properties, generally and unconditionally, the exclusive jurisdiction of the Federal and State courts sitting in New York, and waives any defense of forum nonconveniens, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.

Because of the critical importance of the obligations undertaken by NDC under the Agreement to the operations of Customer, the expertise which NDC has represented it will utilize in connection with the fulfillment of its obligations, and the reliance of Customer on NDC’s expertise for the fulfillment of Customer’s business objectives, NDC assumes an independent obligation to continue performance of its obligations under the Agreement in all respects regardless of any dispute (other than non-payment of undisputed amounts by Customer) which may arise between Customer and NDC in connection with any claims by NDC that Customer has breached its obligations under the Agreement. NDC undertakes this independent obligation without prejudice to any rights or remedies it may otherwise have in connection with any dispute between NDC and Customer.

12.14 Entire Agreement. This Agreement, together with the attached Schedules and Exhibits, embodies the entire understanding between the Parties with respect to the subject matters addressed herein and therein, and there are no agreements, understandings, conditions, warranties or representations, oral or written, expressed or implied, with reference to the subject matter hereof that are not merged herein. This Agreement shall entirely supersede any oral or written contracts or agreements that deal with the same subject matter as referenced herein. Except as otherwise specifically stated, no modification hereto shall be of any force or effect unless reduced to writing and signed by the Parties and expressly referred to as being modifications of this Agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representative as of the day and year first set forth above.

NATIONAL DISTRIBUTION CENTERS, L.P.		KID BRANDS, INC.

By:	/s/ Joseph J. Roeder	By:	/s/ Kerry A. Carr
Name:	Joseph J. Roeder	Name:	Kerry A. Carr
Title:	President, NDC	Title:	Executive Vice President, Chief Operating Officer & Chief Financial Officer

Table of Schedules and Exhibits

Schedules

1.1	Services
1.2	Facility
1.3(d)	Pre-Payments of Start-up Costs
1.4	Products
1.6	Operating Parameters
1.8	Security
1.9	Key Performance Measures
2.1	Fees, Rates, and Charges

Exhibits

A	Standard Operating Procedures
B	Customer Reports
C	Customer’s Vendor Code of Conduct

Schedule 1.1

Services

NDC will provide services commonly referred to as Third Party Logistics (3PL) Warehousing and Distribution, in the manner outlined in the Standard Operating Procedures (SOP) document, including but not limited to:

•	Inbound freight delivery appointment coordination and planning

•	Receiving

•	Incoming inventory inspection for carton count accuracy, dimensions/weight, concealed shortages and visible physical damage

•	Incoming inventory quarantine and inspection coordination with Customer’s on-site QA/QC team

•	Putaway

•	Storage

•	Electronic Data Interchange (EDI)

•	Picking

•	Order allocation and shipment staging

•	Shipping carton label printing and labeling

•	Shipping document printing

•	Shipment routing, pickup coordination and loading of trucks

•	Review of and compliance with retailers’ routing guides and other relevant operating requirements (written requirements provided by Customer)

•	Inventory controls, including but not limited to:

•	Cycle counting

•	Lot controls, FIFO cycling and recall controls (where specified) on all inbound and partial outbound inventory movements

•	Physical inventory counting

•	Slotting and space optimization

•	Inventory adjustment processing and coordination

•	Inventory snapshot reporting and synchronization

•	Customer returns receiving and processing

•	Reporting

•	Value Added Services for additional services required from time to time per hourly rate specified in rates schedule or other per-project rates mutually agreed-upon by both parties, at the discretion of Customer

Schedule 1.2

Facility

Building 6 and Building 3 are collectively referred to in this Agreement as the “Facility”.

Building 6

Address: 6725 Kimball Ave., Chino, CA 91708

Building Specifications: Square Footage: 433,000. Customer will utilize and be responsible for the payment of storage fees with respect to all 433,000 square feet.

Hours of Operation: Two 8-hour shifts from Monday through Friday

Pallet Racking Requirements: Each brand will require 100% racking, provided, however, that La Jobi Products will require 80% racking. 433,000 Square Feet comprised of new and existing pallet racking and material handling equipment; and additional pallet racking shall be installed to meet specification.

Building 3

Address: 15710 Mountain Ave., Chino, CA 91708

Building Specifications: Square Footage: 82,000 out of 390,000 with additional space to the extent available in accordance with Section 1.2(e). Customer will utilize and be responsible for the payment of storage fees with respect to not less than 82,000 square feet during the Term.

Hours of Operation: Two 8-hour shifts from Monday through Friday

Pallet Racking Requirements: Each brand will require 100% racking, provided, however, that La Jobi Products will require 80% racking.

Total: 515,000 sq. ft. comprised of new and existing pallet racking and material handling equipment; and additional pallet racking to be installed to meet specification. 34,000 pallet positions.

Schedule 1.3(d)

Start-Up Costs, Pre-Payment Schedule Commencing on Agreement Date

Customer shall pay NDC the following start-up costs at the indicated times:

Agreement Date:	$300,000
November 1, 2013:	$300,000
December 1, 2013:	$300,000
January 2014—June 2014 (6 mo.):	$100,000 per month, due on the first of each month.
Total:	$1,500,000

Schedule 1.4

Products

Products intended for use with babies, toddlers and children; including but not limited to:

•	Furniture (including but not limited to cribs, baby gear, mobiles)

•	Mattresses

•	Bedding

•	Clothing

•	Room Decor

•	Lamps

•	Toys

•	Bath Accessories

•	Feeding Accessories

•	Gift Sets

Schedule 1.6

Operating Parameters

VOLUME AND ACTIVITY ASSUMPTIONS

	CoCaLo	Kids Line	LaJobi	Sassy	Total
Average cases per inbound	[**]	[**]	[**]	[**]	[**]
Cartons IN	[**]	[**]	[**]	[**]	[**]
Cases Picked	[**]	[**]	[**]	[**]	[**]
Units and Inner Packs Picked	[**]	[**]	[**]	[**]	[**]
Unit packed cases	[**]	[**]	[**]	[**]	[**]
Inner pack packed cases	[**]	[**]	[**]	[**]	[**]
Total outbound cases	[**]	[**]	[**]	[**]	[**]
Total Units	[**]	[**]	[**]	[**]	[**]
Annual Orders	[**]	[**]	[**]	[**]	[**]

[**]	Certain confidential information contained in this document, marked with asterisks in brackets has been redacted pursuant to a request for confidential treatment and has been filed separately with the United States Securities and Exchange Commission.

SPACE ASSUMPTIONS

	CoCaLo	Kids Line	LaJobi	Sassy	Total
January	155,000	80,000	180,000	60,000	475,000	SQFT
February	50,000	130,000	240,000	70,000	490,000	SQFT
March	50,000	120,000	270,000	70,000	510,000	SQFT
April	50,000	95,000	270,000	50,000	465,000	SQFT
May	65,000	120,000	270,000	80,000	535,000	SQFT
June	50,000	95,000	210,000	80,000	435,000	SQFT
July	75,000	145,000	270,000	70,000	560,000	SQFT

August	50,000	145,000	270,000	110,000	575,000	SQFT
September	65,000	105,000	240,000	70,000	480,000	SQFT
October	60,000	105,000	240,000	110,000	515,000	SQFT
November	90,000	80,000	300,000	140,000	610,000	SQFT
December	65,000	105,000	240,000	90,000	500,000	SQFT
Average	70,000	110,000	250,000	85,000	515,000
Average cases in inventory	85,000	140,000	105,600	374,000	704,600
Peak cases in inventory	110,000	370,000	153,600	449,000	1,082,600
Average cases per pallet	38	58	8	110	Various
Average inventory pallets	5,667	8,750	13,200	6,800	34,417
Total SKUs	1,981	4,500	617	700	7,798
Active SKUs	900	1,800	439	500	3,639
Average sq. feet per carton stored	0.77	0.78	2.33	0.22
Average sq. feet per pallet stored	11.59	12.46	18.66	11.94
Average cubic feet per carton stored	1.75	1.15	10.41	0.61
Maximum case weight (lbs.)	20.00	20.00	100.00	10.00

Majority of inventory pallets are standard 40” x 48”; 50% of LaJobi pallets are over-sized, average 50” x 60” Assumes 100% standard single select rack for all brands except LaJobi. LaJobi will be 80% rack and 20% bulk storage.

WHAT’S INCLUDED

Inbound quality inspection performed by dedicated FTEs pursuant to instructions provided to NDC by Kid Brands, as monitored by Kid Brands Inbound and outbound carton handling for full case picking and inner pack picking that is labeled and shipped (not over packed)

Unit or inner pack picking and packing, including over packing for inner packs less than 0.25 CUFT, as required

Application of shipping and content labels

Customer service, including outbound shipment routing, and standard reporting

Cycle counting program, A-B-C-D cycle counting program

Outbound bill of lading preparation

Parcel package labeling and shipping preparation

ASSUMPTIONS

Kid Brands will provide information necessary for systems integration to enable full functionality of NDC’s Warehouse Management System Required data exchanges include, but are not limited to, style master, inbound ASN and outbound order details

ADDITIONAL COSTS

Reimbursable expenses for consumable items including, but not limited to, labels, tape, packing slip envelopes, paper forms, printing supplies, corrugate, packing materials, stretch wrap and pallets

Consumable items to be reimbursed at invoice cost plus 10%; invoice cost may include shipping fees and taxes, when applicable

Quality control inspection (hourly rate)

Physical inventories (hourly rate)

Schedule 1.8

Security

Customer buildings are:

•	gated, one entrance/exit point with guard station.

•	24 hours security, 365 days per year.

•	All carriers are checked in via the guard station.

Carrier/ Driver Requirements for Accessing NFI Chino Facilities

The following guidelines are to be used by security personnel to determine whether or not to admit a driver onto one of the NFI facilities on the Chino Campus. Guards are to use discretion when determining whether or not a driver has a legitimate need to enter a property and has possession of the correct equipment assigned to his/her care when exiting.

Drivers

•	Drivers must furnish current driver’s license information as required by the Yard View System.

•	Drivers delivering freight should possess documentation relative to the load being delivered. Normally this will be in the form of a Bill of Lading.

•	Drivers making a pick-up must know the account they’re working with or provide a contact name involved with the product.

Equipment

•	Vehicle license plate is mandatory and at minimum one must be attached to the front of the vehicle.

•	All trucks must display a company name/logo.

•	All trucks must display either a DOT or CA assigned number.

•	All trailers must display a trailer number.

•	Rented straight trucks and tractors can be required to submit their rental agreements for review to determine the validity of its use and ensure that the contract has not expired.

Cargo Vans

•	When cargo vans are encountered, both the vehicle and driver will be scrutinized using the same criteria outlined above.

Other Notes

•	All drivers, their equipment and associated load will be entered accurately into the “Yard View” System and drivers can be informed that entries and similar criteria will be verified prior to exiting the facility.

•	No equipment arriving for “live loads” or deliveries will be allowed on property prior to a warehouse opening.

•	Drivers will not be allowed to sleep in the yard.

•	All problems encountered with drivers will be documented and forwarded to NFI management for review and disposition.

•	Any rental agreement, upon review, that is found to have exceeded state limitations (30 days) requiring logos and numbering will be brought to the attention of Securitas site management to determine whether or not access will be allowed.

•	Personal vehicles generally are not allowed. If encountered, admission to the property can only be cleared by the General Manager of the facility involved.

•	Ocean containers generally are not allowed to be used for pick-ups. Permission to do so can only be cleared by a General Manager of an involved facility. Guards will be required to complete an Incident Report if access is granted.

Schedule 1.9

Key Performance Measures

METRICS

	Q1 2013	April	May	Week 23	Week 24	Week 25	This Week	Today	Y-T-D	Target / Budget	Variance
3PL Charges
Total Charges
Fixed Storage Rate
Fixed Storage Total
Flex Storage Rate
Flex Storage Total
Total Storage Cost
Variable Handling Rate
Variable Handling Total
Pallet Rack Charges
Management Charges
Inventory Shuttling
VAS Charges
Overtime
Inbound
Units Received
Cases Received
Cubes Received (Cubic Feet)
OS&D Units Discrepancy Reported
OS&D Cases Discrepancy Reported

METRICS

	Q1 2013	April	May	Week 23	Week 24	Week 25	This Week	Today	Y-T-D	Target / Budget	Variance
Storage and Inventory
Fixed Storage Space Occupied (Sq. Ft.)
Flex Storage Space Occupied (Sq. Ft.)
Inventory Value at Wholesale + 10%
Units (Eaches) in Inventory
Cases in Inventory
Pallets in Inventory
Dollars in Inventory (Cost)
Dollars in Inventory (Selling Price)
Dollars in Inventory (Cost) Bldg 6
Dollars in Inventory (Selling Price) Bldg 6
Dollars in Inventory (Cost) Bldg 3
Dollars in Inventory (Selling Price) Bldg 3
Inventory Cubes (Cubic Feet)
% of Inventory Counted—by SKU
% of Inventory Counted -Quantity (EA)

METRICS

	Q1 2013	April	May	Week 23	Week 24	Week 25	This Week	Today	Y-T-D	Target / Budget	Variance
Outbound
Gross Sales $
Units shipped
Total Variable Handling Cost
Cases shipped
Pick-Pack (Inner/Each) Shipped

KPIs

	Q1 2013	April	May	Week 23	Week 24	Week 25	This Week	Today	Y-T-D	Target / Budget	Variance
Performance
Order Fill Rate—3PL Responsible (%)										99.99%
On Time Shipment—3PL Resp.—B2B (%)										100.00%
Order Cycle Time—3PL Resp.—B2B (%)												Order drop until departure time
On Time Shipment—3PL Resp.—B2C (%)										100.00%		Date time dropped vs day shipped
Canceled 3PL Backorders—Total ($)										NA		Need KB policy
Canceled 3PL Backorders—3PL Resp. ($)										$0		Need KB policy
Dock-to-Stock Speed (HH:MM)										06:00		from time of container at DC gate until stock available
Dock-to-Stock Speed Hot Container (HH:MM)										3:00
Inventory Available—Target Met (%)										100.00%
Pallet Space Utilization Plts OH/total rack position										55
Cube Utilization (cube OH vs rack cube)												compared active locations
Damaged Units—3PL Resp. (EA)										0

KPIs

	Q1 2013	April	May	Week 23	Week 24	Week 25	This Week	Today	Y-T-D	Target / Budget	Variance
Inventory Count Absolute Var. (EA)										0
Inventory Count Cummulative Var. (EA)										0
Inventory Shrinkage—Cost ($)										$25,000
Cost
Total 3PL Billing as % of Gross Sales (%)										4.00%
Variable Handling
Storage
Pallet Rack
Management
Inventory Shuttling
VAS
Overtime
Compliance
Longest Time Without Incident										NA
Number of Incidents										0
Customer Chargebacks—3PL Resp.										0
Inventory Count Cycles										4

Schedule 2.1

Fees, Rates, and Charges

Transition/Ramp-up Period

NFI will provide assistance for inventory moving and space use during ramp-up period as follows:

•	Up to $100,000 of freight allowance to be credited towards freight moved within Los Angeles area, if NDC equipment is used.

•	Competitive intermodal rates for moves across the country, per previously provided schedule (see below).

Payments Commencing on Effective Date

•	October and November 2013. No charge for storage Fees in October and November 2013. OPEX is to be paid during October and November 2013. Monthly OPEX for October and November 2013 are estimated to be $0.24 per SF per month on initial 80,000sf. OPEX during such time on space in excess of 80,000 square feet will be at contract rates.

•	December 2013, January and February 2014. Storage Fees for December 2013, January and February 2014 will be charged according to Customer’s projected usage based on the mutually agreed transition plan as follows:

•	December 1, 2013 — 265,000 SF @ $.605/SF

•	January 1, 2014 — 265,000 SF @ $.605/SF

•	February 1, 2014 — 515,000 SF @ $.605/SF

FIXED COSTS, BASE VARIABLE RATES AND MANAGEMENT FEES

													Monthly		Annual
FIXED—Chino 6		$0.605	SQFT		433,000*									$261,965.00		$3,143,580.00
FIXED—Chino 3		$0.590	SQFT		82,000**									$48,380.00		$580,560.00
MGMT		Flat												$110,657.00		$1,327,884.00
RACK		Flat												$26,683.00		$320,196.00
VARIABLE
HANDLING													$	[**]	$	[**]
													$	[**]	$	[**]

	CoCaLo		Qty	Kids Line		Qty	LaJobi		Qty	Sassy		Qty
$ per Carton In		$0.330	[**]		$0.330	[**]		$0.500	[**]		$0.180	[**]			$	[**]
$ per Case Shipped		$0.560	[**]		50.560	[**]		$0.810	[**]		$0.310	[**]			$	[**]
$ per Unit/Innerpack
Picked & Packed		$0.620	[**]		$0.620	[**]		$0.000	[**]		$0.240	[**]			$	[**]
Subtotal Variable Handling	$	[**]		$	[**]		$	[**]		$	[**]			Subtotal	$	[**]

[**]	Certain confidential information contained in this document, marked with asterisks in brackets has been redacted pursuant to a request for confidential treatment and has been filed separately with the United States Securities and Exchange Commission.

FIXED

Includes Rent, CAM, Taxes, Insurance, Utilities, IT/WMS Expenses; Assumes base footprint is 515,000 square feet, with ability to flex into additional space in 5,000 sq. ft. increments.

MANAGEMENT

Includes General Manager, Operations Managers, Office Manager, Supervisors, 2 Inbound Quality Control FTEs, Security, Regional Allocation and Startup Expenses

RACK

Includes Racking, Additional Cross Beams, Pallet Supports, Wire Decking, End-of-Aisle Rack Protectors

VARIABLE

HANDLING

Includes Direct Warehouse Labor, Shipping and Receiving Clerks, Customer Service, Inventory Control Clerks, Cycle Counters, Warehouse MHE, Yard Tractor, Yard Driver(s)

NOTE: Monthly management cost includes the following:

•	Management Salaries—$44,516; Supervisor Salaries—$27,196; Security Salaries—$19,086; Regional Allocation—$19,858; Start Up Expenses -To be determined — and includes

•	New facility outfitting basic security system

•	Time clocks, time keeping system

•	Management & engineering support for start up

•	Training—Warehouse & Office

•	Hiring Costs

•	Warehouse configuration, set up, striping, signage, etc.

*	Denotes the minimum number of square feet at Chino 6 for which Customer shall be responsible for the payment of storage Fees.
**	Denotes the minimum number of square feet at Chino 3 for which Customer shall be responsible for the payment of storage Fees.

Intermodal Rate Schedule

NFI Intermodal—Fuel Surcharge Schedule included

NFI Intermodal—Accessorial Schedule applies

PC*Miler Practical miles, current version applies

Rates are subject to change based on underlying rail carrier adjustments

Rates expire in 30 days if not contracted

These rates apply for live load/live unload unless noted

Rates and charges stated are based upon shipper load and consignee unload

In the absence of a signed rate agreement, a load tender constitutes acceptance of the rate provided

FROM:	TO:			Fuel-Inclusive			Transit
City or Zip Prefix	State	City or Zip Prefix	State	Rate	Equipment	Temp	Days
Kentwood	MI	Chino	CA	$2,425.00	UMXU	Dry	5
Cranbury	NJ	Chino	CA	$2,300.00	UMXU	Dry	7

NOTE: Intermodal rates are flat rate, all-inclusive (Linehaul + FSC) only. Rates are based on fuel costs as of 4/30/13 ($3.851/gallon, National DOE average). Should fuel spike 5 to 10 cents per gallon by the time the transfers occur, pricing could fluctuate. Transit times are shown. We “roughly” estimate Customer to have as many as 150 full loads from each site (Kentwood, MI, and Cranbury, NJ). TL volume should not be misinterpreted as a firm number, purely an estimate.

Inventory transfers between Buildings 6 and 3

Building 3 will be used as a secondary storage location for the slow-moving inventory (“C” inventory). Inventory shuttling will be provided on campus for a fixed cost of $50 per truckload. Estimated annual cost of shuttling is approximately $25,000. If such estimates are exceeded, Customer may, at its option, seek lower cost alternatives, such as leasing its own truck; and by written notice to NDC, may select to migrate to such alternative(s).

Other Charges:

•	Temporary (unskilled) Labor Hourly Rate for Value Added Service (VAS) of $19.85.

Customer’s direct-to-consumer business:

NDC and Customer agree to a joint review of Customer’s direct-to-consumer requirements once the business need materializes. Due to the complexity of rating this service without knowing volume and order characteristics, both Parties agree to discuss such requirements in the future and, if necessary, operate in a cost-plus environment for ninety (90) days in order to determine the cost for the required services. In the event the parties cannot agree on the appropriate rate, both Parties will hire a third-party agency in which they mutually share in the cost to determine a fair rate and continue to operate in a cost-plus environment until such rate is agreed to.

Exhibit A

Standard Operation Procedures

Kid Brands, Inc.™
essentials for infants & kids

Exhibit A

NFI Process Flow Charts

Kid Brands, Inc.

Kid Brands Operation; Chino, CA

Overall Process Flow Chart

Order Processing
Receiving/ Put-Away
Picking/ Packing
VAS
Kitting
Consolidation/ Staging
Routing
Shipping

Receiving Process

Trailer docked at Receiving door
Ensure trailers are properly docked and all safety protocols are observed before entering trailer
"Receive" Trailer
Verify the ASN from the trailer matches with our paperwork
Unload Trailer
Sort & Palletize
• Sort cases by SKU
• One SKU/pallet
Damages ?
Yes
Move to Damages Area, notify KB
File OS&D Report
No
Receiving Inspection
• Check 1 case/SKU
• Check For:
- correct quantity
- item # & description
Discrepancies ?
Yes
Place on Hold, notify KB
KB makes disposition
File OS&D Report
No
1
1
New SKU ?
Yes
Cubi-Scan
No
QC Inspection
• Performed by KB personnel
• Refer to KB QC SOP
Receive product into WMS
• Scan blind LPN
• Scan each carton
Apply LPN, Placard, & Shrink-wrap
Put-away to Reserve
• Scan destination location
• Scan pallet ID
• Confirm location in WMS

Notes:
1. Quarantine: by default, all product goes into this status until it passes Receiving Inspection
2. Hold: It goes into Hold if it does not pass inspection, and is therefore not allocatable

Rev. 9/26/13

Case Pick Process

Get labels & task list
Sort labels
sort by case size (larger first), zone & aisle to make picking faster & easier
Get empty pallets & slip-sheets
Go to pick location
Start Case Pick Process
1. Scan LPN
2. Scan carton label
3. Scan location
Pick case & put on pallet
• pick only 1 case at a time
• larger boxes on bottom
• stack tape side up
• carton label facing outward
• cartons must stay within perimeter of pallet, not slip-sheet
Scan Case ID
• check RF gun for case status
Is case valid ?
No
Bring to IC
Yes
Apply labels
• Shipping label (per customer rqmt)
• Contents label (if required)
Order complete ?
No
• use shrink wrap as necessary to stabilize load during transport
Yes
1
1
Verify case quantity
1. see quantity in RF
2. physically count the cases
Match ?
No
Re-palletize
Yes
Apply LPN
• front, lower right corner
Shrink-wrap
Apply Placard
• fill out placard completely
• place under shrink wrap, make visible
Locate pallet to destination
• scan LPN (system will show location)
• drop pallet off in destination location
• scan destination location
Return unused labels
• bring "shorts" to Clerk to research & resolve
Go to next order
• revisit shorts from previous orders

Rev. 9/26/13

Each Pick Process

Get Pick List & cart
Go to pick location
As called out on pick list
Pull unit, scan UPC, place on cart
Order Complete ?
RF gun will indicate completion status
No
Yes
Take cart to pack station
Assemble empty master carton
Log into WMS, Order Processing
Scan unit UPC, place in box
Order complete ?
No
Yes
1
1
VAS Req'd ?
Yes
Perform VAS
No
Add packing mtl & packing slip
Tape box shut
Print & apply labels
• Shipping label
• Carton Contents label (if req'd)
• Small parcel label (if req'd)
Palletize Cartons
• Apply LPN
• Apply Placard
• Shrink wrap
QC Audit
Consolidation
• Consolidate by PO & DC
Take to Staging Area
• scan LPN (system will show location)
• drop pallet off in destination location
• scan destination location

Rev. 9/26/13

Shipping Process

Orders placed in Shipping Staging
Routing Confirmed
•Carrier
•Date/time of P/U
Identify freight to be loaded
Refer to Daily Load Report
Verify Quantity & Status
•Physical count should match with BOL qty
•Status s/b 55
OK ?
No
Locate missing freight, etc
Yes
Carrier Arrives
Confirm Driver's Authorization
OK ?
No
Do not load, notify CSR
Yes
1
1
Print BOL
If multiple BOLs, create Master BOL also
Load Trailer
•Refer to BOL for special instructions
•Scan each pallet ID prior to loading
•Pack high & tight
•When last pallet ID is scanned, WMS will indicate load complete
Final Talley
Shipping Clerk verifies loaded qty matches qty on BOL
Qty Matches ?
No
Notify CSR to make adjustment
Exception Report
Yes
Finalize BOL
•Have Driver perform final count & sign off on BOL
•Provide copy to Driver
Close Trailer Apply Door Seal
Record seal # used
Close load in WMS, file paperwork

Rev. 9/26/13

Exhibit B

Customer Reports

NFI—CHINO, CA

LA Jobi

Daily Dash

Day: Thursday	Date: 9/5/2013

INBOUND		OUTBOUND		Location	Sq Ft
FULL CONTAINERS IN YARD	34	CASES LOADED	2791	748	150K
CONTAINERS UNLOADED 748 (primary)	0	ORDERS SHIPPED ON START DATE	50%	681	110K
CONTAINERS UNLOADED AT 211(overflow)	1	Orders shipped outside of ship window	15	746	15K
CONTANERS REMAINING IN YARD	33	Truckloads	6	211	30K
CONTAINERS PLANNED TOMORROW @ 211	4	LTL & Small Parcel	59	TOTALS	275K
CONTAINERS PLANNED FOR 2ND SHIFT TODAY	7	% OF ON TIME FOR PICKUP APPT	40%
CARTONS UNLOADED	526	CASES LOADED PER HOUR	140

INBOUND NOTES	OUTBOUND NOTES
2ND SHIFT CONTINUING TO UNLOAD CONTAINERS AT 211	SWIFT RE-SCHEDULED LOADS 97210315 AND 97210325 TO 9/6 DUE TO CAPACITY. JB HUNT RE-SCHEDULED W6522381 DUE TO 1ST VENDOR (STILL IN SHIP WINDOW). GORDON RE-SCHEDULED WALMART LOAD W6522857. INTERSTATE RE-SCHEDULED WALMART LOAD W6522042.

LOADED CONTAINERS IN YARD
Date/Time In	Trailer #
8/26/2013 21:26	HJCU1709992
8/26/2013 22:53	HJCU1986636
8/27/2013 2:28	HJCU1951497
8/27/2013 22:40	HJCU1250270
8/28/2013 2:42	TRLU8104755
8/28/2013 3:07	CAIU8766170
8/28/2013 3:35	HJCU1686135
8/29/2013 1:20	HJCU1911175
8/29/2013 15:23	DFSU6661974
8/29/2013 17:36	FSCU9667647
8/29/2013 22:00	DRYU9333031
8/29/2013 22:06	H3CU1301531
8/29/2013 22:58	TCNU6778900
8/29/2013 23:02	TEMU6314766
8/30/2013 0:59	SEGU4323295
8/30/2013 2:28	FSCU9957796
8/30/2013 3:17	CAIU8768321
8/30/2013 3:20	DFSU6782512

8/30/2013 10:57	HJCU1490836
8/30/2013 11:53	H3CU1711433
8/30/2013 12:19	CRSU9359024
8/30/2013 12:32	CAIU8238091
8/31/2013 11:48	HJCU1668888
8/31/2013 12:02	DRYU9625732
8/31/2013 12:13	CAIU8432229
8/31/2013 12:32	TGHU6223349
8/31/2013 15:23	TGHU6953769
9/3/2013 22:07	HJCU1550750
9/3/2013 22:28	MRKU3978029
9/4/2013 22:40	ECIU8865145
9/4/2013 22:49	HJCU1564311
9/4/2013 22:59	HKCU1441045
9/5/2013 3:04	TCNU6791814

INBOUND PERFORMANCE SUMMARY		OUTBOUND PERFORMANCE SUMMARY
STARTING CONTAINERS IN THE YARD	34	LTL’S AND TRUCKLOADS ACTIVITY
MONDAY 09-02-13	0	MONDAY 09-02-13	0
TUESDAY 09-03-13	1	TUESDAY 09-03-13	149
WEDNESDAY 09-04-13	5	WEDNESDAY 09-04-13	81
THURSDAY 09-05-13	1	THURSDAY 09-05-13	65
FRIDAY 09-06-13		FRIDAY 09-06-13
SATURDAY 09-07-13		SATURDAY 09-07-13
CONTAINERS CARRIED OVER THIS WEEK	34	LOADS SHIPPED THIS WEEK	295
NEW CONTAINERS FROM PORT THIS WEEK	0
ENDING CONTAINERS IN THE YARD	33

3PL Report Examples

Warehouse Order Fill Rate

Business Unit	Sales Order Number	Customer Order Number	Customer	SKU	Unit Selling Price ($)	Qty Ordered (Order UOM)	Qty Shipped (Order UOM)	Qty Shipped CASES	Qty Shipped PICK- PACK (EACH or INNER)	Variance	Reason Code	Responsibility Code	Backorder Cancelled (Y/N)	Cancelled Backorder Value ($)
CCL	1234	1234567890	BBB	ABC123	$14.00	120	119	5	119	-1	Inventory Shortage	KBI-Supplier	N	0
CCL	5678	78236478698	BRU	XYZ	$18.50	200	180	9	0	-20	Inventory Shortage	NFI	Y	$370.00

On-Time Shipment

Business Unit	Sales Order Number	Customer Order Number	Customer	Order Type	Date/ Time 940 Received	Start Ship Date	Cancel Ship Date	Routing Requested Date	Pick-Up Ready Date	Scheduled Pick-Up Date/ Time	Actual Pick-Up Date/ Time	Days Late	Days Early	On Start Ship Date	Bill of Lading # or Tracking #	Pro #	Cases Shipped	Weight (lbs)	Carrier	Late Shipment Reason Code	B2C Shipped Late (Y/N)
CCL	1234	1234567890	BBB	B2B	7/1/2013 13:25	7/8/2013	7/12/2013	7/3/2013	7/8/2013	7/8/2013 13:00	7/15/2013 9:30	3	0	0	54654646464	NRT545454	15	317	NRT	Carrier Late	—
CCL	5678	78236478698	BRU	B2B	6/28/2013 9:08	7/1/2013	7/5/2013	7/3/2013	7/5/2013	7/6/2013 14:30	7/6/2013 11:00	1	0	0	4564654646	CW65464	5	98	Conway	Late Routing Request	—
CCL	6547	0979327854765	ABC	B2B	6/28/2013 0:00	7/1/2013	7/5/2013	7/1/2013	7/5/2013	7/5/2013 12:00	7/5/2013 15:20	0	0	0	54645646465	CW65464	16	155	Conway	—	—
CCL	9877	AZ192898387	AMAZON.COM	B2C	7/16/2013 8:29	7/16/2013	7/16/2013	—	—	—	7/16/2013 18:30	0	0	1	98765432133333	—	1	4	FedEx	—	N

Over-Short-Damaged and Dock-to-Stock

Business Unit	Container #	SKU	Vendor PO#	Container/Order Qty (Eaches)	Container/Order Qty (Cases)	Received Qty (Eaches)	Received Qty (Cases)	Over/ Short (Eaches)	Over/ Short (Cases)	Damaged (Eaches)	Putaway (Eaches)	Qty (Putaway Pallets)	Average Pallet Cube (ft3/pallet)	Dryage Carrier	Carrier Appt Date/ Time	Actual Container Arrival to DC	Date/Time Inventory Receipt Transmitted	Dock-to- Stock(Hrs:Min)	Receipt Transmitted Late (Hrs:Min)
CCL	MSCU123456789	ABC123	321345463	480	20	476	20	-4	0	0	476	2	65	ABC	7/15/2013 13:00	7/15/2013 16:30	7/16/2013 9:15	16:45:00	0
CCL	MSCU123456789	DEF456	545878788	960	12	966	11	6	-1	1	965	1	56	ABC	7/15/2013 13:00	7/15/2013 16:30	7/16/2013 12:30	20:00:00	0:30
CCL	MSKU788856455	XYZ456	64544646	1200	100	1200	100	0	0	0	1200	4	32	DEF	7/15/2013 11:00	7/15/2013 11:00	7/15/2013 16:23	5:23:00	0

Storage/Inventory

TBD

Exhibit C

Customer’s Vendor Code of Conduct

Vendor Code of Conduct

Kid Brands, Inc., and its subsidiaries (“Kid Brands, Inc.”) are committed to:

•	A high standard of excellence in each and every aspect of our business worldwide

•	Ethical, responsible and considerate conduct in all of our operations

•	The respectful treatment of all individuals

•	Superior quality of our products

•	The protection of the environment

Each of our vendors is expected to ensure compliance with this Vendor Code of Conduct in all of its operations, contracting, subcontracting and other relationships relative to our work. To ensure compliance with the code, each vendor will conduct an internal review no less than once a year and require all of its officers and employees responsible for its compliance to familiarize themselves with it and be reminded to conduct themselves according to its standards that follow:

Legal and Ethical Standards	All vendors shall comply with the laws and regulations of their local and national jurisdiction. Kid Brands, Inc. may impose more stringent standards and will only do business with vendors whose ethical standards and values are compatible with its own.

Involuntary Labor	Kid Brands, Inc. does not permit the use of forced, indentured and involuntary, prison or uncompensated labor.

Child Labor	Kid Brands, Inc. will not tolerate the use of child labor under any circumstance. We do not do business with a vendor that employs individuals who are under the minimum age as defined by applicable law in the vendor’s State or Country, and in no event under 15 years of age.

Discrimination	We expect our vendors not to discriminate in hiring practices or any other term or condition of work on the basis of race, color, national origin, gender, religion, disability or sexual orientation.

Vendor Code of Conduct

February 2013

Compensation and Work Hours	We require vendors to pay employees, at the very least, in accordance with local laws and regulations pertaining to minimum wage, overtime, maximum work hours, benefits, and any other conditions of compensation. Vendors must establish a work schedule that is consistent with local requirements and must grant at least a one-day rest period as part of the regular weekly work schedule. The number of voluntary overtime hours must not exceed that of the local law. Vendors will compensate employees for overtime hours at such premium rate as is legally required or, if there is no legally prescribed premium rate, at a rate at least equal to the regular hourly compensation rate. Males and females will receive equal pay for equal work.

Freedom of Association	We respect the rights of employees to freely join or not join any employee organization or to collectively bargain. We expect our vendors to recognize and respect this right, as applicable laws permit.

Bribery	Bribery of any kind is strictly forbidden.

Workplace Environment	Vendors will provide employees with a safe, clean and healthy work environment compliant with local laws and regulations whether enforced by the local authorities or not. We require that such workplace include access to medical treatment, adequate first aid supplies, clearly marked and accessible fire exits and safety equipment, adequate lighting and ventilation, comfortable workstations, clean restrooms and adequate living quarters, where applicable. Vendor is never to utilize mental or physical disciplinary practices or harassment of any kind.

Environmental and Community Concerns	We are sensitive and committed to the quality of the environment when affected by our practices. We will only use those vendors who share this commitment in practice.

Import and Export Regulation Requirements	Vendors shall comply with all applicable local import and export regulations. Kid Brands, Inc. prohibits any activities that violate United States Customs Laws, International Treaties or foreign laws, including, but not limited to, false declarations of country of origin, counterfeit visas, illegal transshipment, any actions to evade duties or other false representations.

Confidentiality and Trademark	Our vendors must agree to treat with strict confidentiality all information provided to it by Kid Brands, Inc., pertaining, but not limited to, products, designs, pricing, forms, processes, communications and customer information. Vendor will not disclose such information without our prior written consent nor will it reproduce items or sell items bearing any Kid Brands, Inc. trademark or other identifying mark without our prior written consent.

Vendor Code of Conduct

February 2013

Use of Subcontractors	No subcontractor and no alternate facility will be used without the express written consent of the Business Unit President. Any subcontractor used by a vendor must comply with the same requirements required of the vendors themselves. The vendor will be responsible for ensuring such compliance.

Right of Inspection	We, or our third party designee, will conduct unannounced on-site inspections of production facilities to ensure compliance with all standards under this code.

Publication and Documentation	The vendor will ensure that all of their employees know and understand their rights. All employees must receive pay slips explaining the method used to determine their compensation and all lawful deductions. All vendors will take the appropriate steps to ensure that the provisions of our vendor Code of Conduct are communicated to employees in their local language.

Failure to Comply	Non-compliance with any item in this Vendor Code of Conduct may result in charge-backs or other penalties, cancellation of all outstanding orders and/or termination of our relationship.

Vendor Code of Conduct

February 2013

Definitions

Kid Brands, Inc. supplier base consists of any entity that supplies raw materials, finished product or is involved in any phase of production for Kid Brands, Inc. and has agreed to abide by this Vendor Code of Conduct

Agent/Broker:	Entity contracting vendors for Kid Brands, Inc. production, does not usually conduct production

Vendor:	Entity contracted to supply raw materials, finished product or involved in any phase of production for Kid Brands, Inc. and is directly responsible for the compliance of its own entities and that of the subcontractors and/or suppliers with Kid Brands, Inc. Vendor Code of Conduct and has agreed to abide by signing the vendor agreement included in this policy

Sister Company:	Facility that is an extension of the vendor’s corporate structure, a subsidiary

Subcontractor:	Third party contracted directly by the vendor for the supply of raw materials, finished products or any phase of production for Kid Brands, Inc., and which has agreed to comply with the Kid Brands, Inc. Vendor Code of Conduct requirements through direct agreement with the vendor

Kid Brands, Inc.	Includes our Business Units owned and licensed brands (Kids Line, CoCaLo, Sassy, Carter’s, Graco, Disney, LaJobi, etc.)

Vendor Code of Conduct

February 2013

Vendor Responsibility

It is the vendor’s responsibility to meet the standards herein. Prospective new vendors are required to:

•	Complete and sign the Vendor Code of Conduct Agreement and forward it to Kid Brands, Inc., as indicated on signature page

•	Have an inspection performed by a Kid Brands, Inc. representative (Kid Brands, Inc. to coordinate)

•	Submit its audit corrective action response, if any, to Kid Brands, Inc. by the date requested

Vendors will be charged for the cost of the audit once per year or more frequently, should corrective action require repeat inspections.

The following chart describes the degrees of tolerance and steps to be taken in cases where certain levels of non-compliance or violations are found during an inspection of a vendor or third-party subcontractor facility:

Classification Levels of Compliance	Course of Action

High Performance (85-100) Meet Expectations	• Continue/Improve current practice • Follow-up audit in twelve (12) months

Medium Performance (71-84) Further Improvement Needed	• Corrective action is required • Follow-up audit performed within six (6) months

Low Performance (51-70) Significant Action Required

•     Immediate corrective action and response with supporting documentation to the General Counsel and Business Unit President within thirty (30) days after the audit

•     Follow-up audit within ninety (90) days

Very Low Performance (0-50) Urgent Action Required

•     Monitoring Agency will inform Kid Brands, Inc. immediately within 24 hours

•     Immediate corrective action required by the vendor, within 48 hours and written response within 7 days of the audit

•     Follow up audit within twenty (20) days or as reasonable — determined by the General Counsel

•     Immediate termination of the business relationship may result

Vendor Code of Conduct

February 2013

Vendor Code of Conduct Agreement

The vendor hereby accepts the principles and terms of this Vendor Code of Conduct and agrees that vendor’s business relationship with Kid Brands, Inc. is based upon vendor being in full compliance with this Vendor Code of Conduct. Vendor understands that failure to abide by any of the terms and conditions stated herein may result in the immediate cancellation by Kid Brands, Inc. of all outstanding and future orders with vendor without any payment therefor, and termination of all business relationships with vendor. Vendor further understands that vendor will be responsible for all audit fees.

Vendor ID:	Vendor Name:
Address:
Telephone:	Fax:	Email:

Vendor Consent

☐	We confirm receipt of this Kid Brands, Inc. Vendor Code of Conduct. We understand and agree to the terms and conditions set in this agreement.

Signature	Date

Name of Vendor’s Principal Officer/ Owner/ Responsible Person (Typed)

Title (Typed)

Return signed form to General Counsel and Business Unit President

Vendor Code of Conduct

February 2013